UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT,
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report January 26, 2010

TRINITY CAPITAL CORPORATION
(Exact name of Registrant as specified in its charter)

New Mexico
(State or other jurisdiction of incorporation)

000-50266	85-0242376
(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Trinity Drive, Los Alamos, New Mexico	87544
(Address of principal executive offices)	(Zip Code)

(505) 662-5171
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Beginning in late 2007, Los Alamos National Bank (the "Bank"), the wholly-owned banking subsidiary of Trinity Capital Corporation ("Trinity"), began to see increased levels of loans with weaknesses stemming largely from the slowing real estate markets and decreased collateral values.   Since that time, the Board of Directors of the Bank has been proactively and aggressively addressing issues related to the deterioration in the loan portfolio.   Additionally, over the past two years, the Bank has reduced its concentrations in Commercial Real Estate loans approximately 37%.

As economic conditions worsened, the Board took certain actions, including participation in the Treasury's Capital Purchase Program, to further solidify our financial soundness against the uncertain consequences of a deep recession.

On January 26, 2010, the Bank entered into a written agreement (the "Agreement") with its primary regulator, the Office of the Comptroller of the Currency ("OCC").  The basis for the Agreement was the 2009 on-site examination of the Bank by the OCC, using conditions as of June 30, 2009.  The Agreement is focused on reducing the Bank's classified loans and reducing its loan concentration in commercial real estate.

Management and the board of directors are committed to taking the necessary actions to fully address the provisions of the Agreement within the timeframes identified in the Agreement.  The Bank has made measurable progress in addressing the requirements to date, including an approximate 18% decrease in classified loans since June 30, 2009.  The Bank already has programs in place addressing most of the provisions of the Agreement.

The Agreement does not change the Bank's "Well-Capitalized" status; nor does it affect any of the Bank’s products and services that it offers to its customers.  The Bank remains strongly capitalized and the Bank’s liquidity remains robust, with an excess of $252 million in liquid funds.  The Bank's total capital to risk-weighted assets continue to exceed the statutory requirements for "Well-Capitalized" status at 13.74%, almost 140% of the statutory requirements.  In connection with the current economic environment, the Bank has a capital plan to maintain its total capital to risk-weighted assets at 12% or above and its Tier 1 capital to total assets at 9% or above.   The Bank also has an additional $8.5 million in reserves for loan losses that is not included in capital. The allowance for loan losses is approximately equal to 1.92% of total loans and is deemed sufficient by management to cover possible losses.

The description of the Agreement set forth above does not purport to be complete, and is qualified by reference to the full text of the Agreement, which is attached to this Form 8-K as Exhibit 99.1.  The Agreement was issued under the regulatory authority of the OCC and is not intended to modify the previous disclosures of Trinity regarding the condition of the Bank or Trinity or the adequacy or effectiveness of its internal control over financial reporting or disclosure controls and procedures.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

99.1           Agreement, dated January 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY CAPITAL CORPORATION

Dated: February 1, 2010	By:	/s/ William C. Enloe
William C. Enloe